Exhibit 23.2

MARK E. ANDERSEN, P.E.

RESERVE APPRAISALS, ECONOMIC ANALYSIS, & PROSPECT EVALUATION

1221 Arroyo Grande Drive Sacramento, CA 95864	fax: (916) 285-5271; tel: (916) 606-4090 e-mail: e-mail:mandersen.pe@comcast.net

To Whom It May Concern:

As an independent engineering consultant, I hereby consent to the use of my report entitled “Estimated Future Reserves and Revenues for Delta’s Interest in Lario Oil and Gas Company’s Morrow 1-7 Leasehold Located in the Lonestar Gas Field as of December 31, 2010” dated January 31, 2011 and data extracted there from (and all references to our Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about March 30, 2011.

Name:         Mark E. Andersen
Title:           P.E., Consulting Engineer

Signed:       March 23, 2011
Sacramento, California

/s/ Mark E. Anderson
Mark E. Andersen, P.E.